Exhibit 99.2

ENGLISH TRANSLATION

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

*** INDICATES OMITTED MATERIAL THAT IS THE SUBJECT OF A CONFIDENTIAL

TREATMENT REQUEST THAT IS FILED SEPARATELY WITH THE COMMISSION

ADDENDUM NO. 2 TO

SHARE PLEDGE AGREEMENT NO. 110200/P1-DZA

between the state corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)”

and “Eco Telecom Limited”

Moscow                    29 October 2009

The state corporation “Bank for Development and Foreign Economic Affairs (Vnesheconombank)” (hereinafter referred to as the “Pledgee”) represented by the Deputy Chairman Mr. Anatoliy B. Ballo acting on the basis of the Power of Attorney No. 508/150000 dated 25 December 2007 and registered in the register of the notary of Moscow Kolodezeva T.A. with No. 4v-683 of 25 December 2007, on the one side, and

Eco Telecom Limited (with registration number 79038 and address at: 10/8, International Commercial Centre, Casemates Square, Gibraltar) (hereinafter referred to as the “Pledgor”), represented by the Director Marina Gennadievna Kushnareva, acting by virtue of the Charter, on the other side, the Pledgee and the Pledgor are hereinafter collectively referred to as the “Parties”, and separately as a “Party”,

taking into account:

a) Loan Agreement No. 110100/P1 dated 29 October 2008 as amended by Addendum No. 1 dated 22 December 2008 and Addendum No. 2 dated 29 October 2009 (hereinafter referred to as the “Loan Agreement”), executed between the Pledgee and the Pledgor in Moscow;

b) Share Pledge Agreement No. 110200/P1-DZA dated 01 November 2008 (hereinafter referred to as the “Pledge Agreement”) as amended by Addendum No. 1 dated 22 December 22 2008, executed between the Pledgee and the Pledgor in Moscow;

have entered into this Addendum No. 2 to the Share Pledge Agreement (“Addendum No. 2”) on the following:

1. To read the preamble of the Pledge Agreement from the “taking into account” phrase as follows:

a) Loan Agreement No. 110100/P1 dated 29 October 2008 as amended by Addendum No. 1 dated 22 December 2008 and Addendum No. 2 dated 29 October 2009 (hereinafter referred to as the “Loan Agreement”), between the Pledgee and the Pledgor, according to which the Pledgee has agreed to make available to the Pledgor the monetary funds in the amount equal to two billion 00/100 (2,000,000,000.00) US Dollars (hereinafter referred to as the “Loan”) for refinancing the Pledgor’s obligations to Deutsche Bank AG London Branch, including:

- One Billion Five Hundred Million 00/100 (1,500,000,000.00) US Dollars under Indenture with Series A Floating Bonds, concluded between the Pledgee, Altimo Holdings and Investments Limited (the Trustee), Deutsche Bank AG London Branch (the Calculation Agent), and Deutsche International Corporate Services Limited (the Trustee), dated 9 March 2007 (hereinafter referred to as “Tranche A”);

- Five hundred million 00/100 (500,000,000.00) US Dollars under the Indenture with Series B Floating Bonds concluded between the Pledgor, Altimo Holdings and Investments Limited (the Trustee), Deutsche Bank AG London Branch (the Calculation Agent) and Equity Trust Services Limited (the Trustee), dated 8 November 2007 (hereinafter referred to as “Tranche B”);

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

and the Pledgor has undertaken to

- repay the Loan to the Pledgee pursuant to the following schedule:

One billion five hundred million 00/100 (1,500,000,000.00) US Dollars as a lump sum within *** months from the date of execution of the Agreement;

Five hundred million 00/100 (500,000,000.00) US Dollars within *** months from the date of execution of the Agreement;

- repay to the Pledgee the interest on the Loan (hereinafter referred to as the “Interest”) at the Interest Rate as set forth under the Loan Agreement as follows:

- in respect of One billion five hundred million 00/100 (1,500,000,000.00) US Dollars outstanding under the Loan – LIBOR + *** percent per annum; and

- in respect of Five Hundred Million 00/100 (500,000,000.00) US Dollars outstanding under the Loan – LIBOR + *** percent per annum,

Within the period from the date of execution of the Loan Agreement until 29 October 2009 (including the date) (the hereinafter referred to as the “Extension date”) for the purposes of the Loan agreement LIBOR means the 12 months deposits’ offered rate specified on the page “LIBOR01” of the REUTERS information system as of 11:00 am (London time) on the date when the Loan was granted.

Within the period from the date following the Extension date until the date of the repayment of the Loan (including the date) for the purposes of the Loan agreement LIBOR means the 12 months deposits’ offered rate specified on the page “LIBOR01” of the REUTERS information system and set by the British Bank Association as of 11:00 am (London time) two working days before the date when the Loan was granted.

For the purposes of this clause, “working days” means the working days for banks in UK”.

Each interest period is equal to 3 (three) months. The Interest shall be paid on the last day of each interest period. Starting from the date following the Extension date the dates for payment of the interest are 29 of January, 29 of April, 29 of July and 29 of October of each calendar year;

- pay to the Pledgee a penalty (fines) in the amount of *** percent per annum accrued in respect of the Overdue Loan and a penalty (fines) in the amount of ***percent per annum accrued in respect of the Overdue Interest;

- pay to the Pledgee a fine for failure to fulfil any additional obligation provided for in Article 5 of the Loan Agreement (except for the obligation to submit financial statements and obligations stipulated by clauses 5.1.17 and 5.2.3 of the Loan Agreement) in the amount of *** US Dollars for each instance of non-performance;

b) the Pledgor’s voluntary intention to provide the Pledgee with a mutually acceptable security for the Pledgor’s payment obligations to the Pledgee within the framework of the Loan Agreement a copy of which is attached as Annex 1 to the Agreement constituting an integral part hereof, have concluded Share Pledge Agreement No. 110200/P1-DZA (hereinafter referred to as the “Pledge Agreement”) to the following effect.”

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

2. Clause 1 of Addendum No.2 shall come into force provided that as of 29 October 2009 (the Extension date):

1. there are no Pledgor’s overdue amounts under the Loan, the under the Interest, fees provided for by the Loan Agreement, fines (penalties) and penal sums and all costs incurred by the Lender in connection with fulfillment of the Loan Agreement (the absence of which shall be confirmed by the corresponding decision of the Lender);

2. The Pledgor has performed all additional and other terms and obligations under the Loan Agreement, *** (such performance shall be confirmed by the corresponding decision of the Pledgee);

3. the Pledgee and the Central Bank of the Russian Federation have signed the addendum or a new agreement providing for the extension of the deposit granted to the Pledgee according to Article 2 of the Federal law No.173-FZ as of 13 October 2008 “On additional measures of supporting of financial systems of the Russian Federation”;

4. The Pledgor has paid the commission to the Pledgee as provided for in clause 7 of Addendum No.2;

5. The Pledgor and the Pledgee have signed the addendum to Agreement No.1389-01 dated 11 January 2009 on the opening of the bank account according to which the Pledgor granted the Pledgee with the right to directly debit its accounts opened with the Pledgee;

6. The Pledgor has provided the Pledgee with the certified extract from the resolution of its authorized management body confirming the approval of the execution by the Pledgor of Addendum No.2 to the Loan Agreement, as stipulated by the laws of the Pledgor’s registration country and constituent documents of the Pledgor (if applicable);

7. The Pledgor has provided the Pledgee with the certified extract from the resolution of its authorized management body confirming the approval of the execution of Addendum No.2, as stipulated by the laws of the Pledgor’s registration country and constituent documents of the Pledgor (if applicable);

8. The Pledgor has provided the Pledgee with the certified extract from the resolution of the authorized management body of Altimo Holdings and Investments Ltd (British Virgin Islands) (hereinafter referred to as “the Surety”), confirming the approval of the execution of the Addendum to Suretyship Agreement No. 110100/P1-DP/Altimo dated 29 October 2008, as stipulated by the laws of the Surety’s registration country and constituent documents of the Surety (if applicable).

9. The Pledgor has provided the Pledgee with the confirmation from the Pledgor and the Surety that the execution by them of Addendum No. 2 does not contravene any obligations of the Pledgor and Surety under the existing credit facility agreements, loan agreements, suretyship agreements and other agreements, concluded by the Pledgor and the Surety, as well as both the Pledgor and the Surety are not in bankruptcy;

10. The Pledgee has been provided with the legal opinion of the independent legal counsel approved by the Pledgee, confirming the legal capacity of the Pledgor/Surety and confirming that the execution of Addendum No. 2 to the Loan Agreement, Addendum No. 2 to the Pledge Agreement and Addendum No. 1 to Suretyship Agreement No. 110100/P1-DP/Altimo dated 29 October 2008 does not contravene the laws of the jurisdiction of the Pledgor/ Surety”.

3. Other terms and conditions of the Pledge Agreement not amended by this Addendum No. 2 shall remain in force.

CONFIDENTIAL TREATMENT REQUESTED BY ECO TELECOM LIMITED

AND ALTIMO HOLDINGS & INVESTMENTS LIMITED

4. This Addendum No. 2 is made in Two (2) original counterparts of equal legal effect, one counterpart for the Pledgor and one for the Pledgee.

5. The Addendum No. 2 shall come into force on the date of signing by the parties.

6. The Pledgor is hereby obliged to register the Pledge Agreement (as hereby amended) in the register of Gibraltar according to the requirements of Gibraltar laws within 180 calendar days from the date of signing hereof.

Vnesheconombank

9, Prospekt Akademika Sakharova Moscow, GSP-6, 107996

ID Taxpayer Number 7750004150, Record Validity Code (KPP) 775001001

Principal State Registration Number (OGRN) 1077711000102

Correspondent Account No. *** with Operations Department (OPERU) of the Moscow Main Branch (GTU) of the Bank of Russia

For the Pledgee

The Deputy Chairman of Vnesheconombank

/s/ A.B. Ballo
A.B. Ballo

Eco Telecom Limited

10/8, International Commercial Centre, Casemates Square, Gibraltar

Current USD account #***

Current RUB account #*** with Vnesheconombank

For the Pledgor

The Director of Eco Telecom Limited

/s/ M.G. Kushnareva
M.G. Kushnareva